FOR IMMEDIATE RELEASE

COMPOSITE TECHNOLOGY ANNOUNCES MANAGEMENT CHANGE

Irvine, CA– May 17, 2010 – Composite Technology Corporation (CTC) (OTC Bulletin Board: CPTC) today announced that John P. Brewster, its Chief Commercial Officer and President of CTC Cable Corporation, will be leaving to head NAES Corporation a leading global provider of generation services in the electric power industry, as its Chief Executive Officer  Mr. Brewster will remain a strategic advisor to the CEO of CTC, and will continue to be  integrally involved in business development strategies for CTC Cable’s ACCC® conductor.

Benton Wilcoxon, Chairman and CEO, stated, “John’s contribution to CTC Cable has been immense and although we are disappointed to lose him, we are very confident in the leadership skills of the management team that he has put in place.  A professional search to find his replacement is well underway and I will be actively involved in directing the execution of this highly motivated management team during this process.  In addition to the fundamental strategies, disciplines and structures he brought to the company, we have been pleased with several key managers that John recruited, each of whom has significantly complemented the capabilities of our established team.  We wish John well in his new capacity and look forward to working closely together as we further ACCC® conductor’s global acceptance.”

John Brewster commented, “I want to make it abundantly clear that I am leaving CTC for personal opportunity reasons. To lead a company of the size and prestige of NAES has been a life-long dream.  I have enjoyed my time here at CTC and I look forward to my continued involvement.  I am confident in Benton’s vision as well as his management skills.  CTC has assembled a very capable team and I have no doubt that ACCC® conductor, with its energy savings and performance capabilities, is a game changing technology.  Coupled with the strength and determination of this organization I believe that this technology will become the industry standard for transmission.”

NASE Corporation has served the power industry since 1980 and offers a comprehensive array of generation services with over 38,000 megawatts under management, including a diverse and innovative renewables portfolio in addition to conventional power generation.

About CTC:
Composite Technology Corporation, based in Irvine, California, USA, develops, manufactures and sells innovative, high performance, energy efficient electrical transmission conductors through its subsidiary, CTC Cable Corporation.  CTC Cable produces composite core rod for use in its patented high efficiency ACCC® conductors, which are used in electrical transmission and distribution grids.  ACCC® conductors perform with less line losses when compared to similar diameter conventional conductors and therefore enable power generators to reduce the amount of generation while still delivering the same power to customers. ACCC® conductors also enable grid operators to reduce blackouts and brownouts by providing reserve electrical capacity, since they can be operated at higher temperatures without significant thermal line sag. The performance and longevity of CTC’s ACCC® conductor technology has been independently verified by certifying agencies, test centers and power grids around the world and has consistently demonstrated significant savings in upgrade capital costs and operating expenses when substituted for traditional conductors in reconductoring upgrades as well as new line construction. ACCC® core, the key component of ACCC® conductor, is produced by CTC Cable and is delivered to licensed qualified conductor manufacturers worldwide for ACCC® conductor production and sale into local markets. Over 9,300 kilometers of ACCC® conductor have been ordered and over 8,400 kilometers installed on five continents.  ACCC® is a registered trademark of CTC Cable Corporation.

2026 McGaw Avenue Irvine, California 92614 USA   Tel: (949) 428-8500  Fax: (949) 428-8500

For further information, visit our website: www.compositetechcorp.com or contact Investor Relations, James Carswell, +1-949-428-8500.

This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (the “Company”). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, resolution of pending and threatened litigation matters involving CTC or its subsidiaries, resolution of disputes with CTC’s or subsidiaries’ creditors competition with larger companies, development of and demand for a new technology, general economic conditions, the availability of funds for capital expenditure and financing in general by us and our customers, availability of timely financing, cash flow, securing sufficient quantities of essential raw materials, timely delivery by suppliers, ability to maintain quality control, collection-related and currency risks from international transactions, the successful outcome of joint venture negotiations, or the Company's ability to manage growth. Other risk factors attributable to the Company's business may affect the actual results achieved by the Company, including those that are found in the Company's Annual Report filed with the SEC on Form 10-K for fiscal year ended September 30, 2009 and subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports filed on Form 8-K that will be included with or prior to the filing of the Company’s next Quarterly or Annual Report.

2026 McGaw Avenue Irvine, California 92614 USA   Tel: (949) 428-8500  Fax: (949) 428-8500